UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2001

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	States of Incorporation	I.R.S. Employer I.D. Number
1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
1-1483	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:    None

Item 5. Other Events

On June 20, 2000, WGL Holdings, Inc. (WGL Holdings) executed a Purchase Agreement (the Purchase Agreement) between WGL Holdings and Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in the Purchase Agreement (the Underwriters). Under the Purchase Agreement, WGL Holdings will publicly issue 1,790,000 shares of its common stock, at a price to the public of $26.73 per share, with underwriting discounts and commissions of $0.895 per share, resulting in proceeds to WGL Holdings of $25.835 per share. The net proceeds to WGL Holdings from the sale will total approximately $46.2 million.

The Purchase Agreement authorizes the Underwriters to purchase up to an additional 268,500 shares of the common stock of WGL Holdings (Option Securities), at the same price to the public and with the same underwriting discounts and commissions as the initial securities and under terms specified in the Purchase Agreement for the Option Securities.

Net proceeds of the offering will be used for general corporate purposes of Washington Gas Light Company, the regulated public utility subsidiary of WGL Holdings, primarily capital expenditures and working capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
               and
Washington Gas Light Company
         (Registrants)

Date                June 21, 2001                                          /s/ Robert E. Tuoriniemi
                                                                                               Robert E. Tuoriniemi
                                                                                                     Controller
                                                                                         (Principal Accounting Officer)